EXHIBIT 99.6

Press Release

    Pinnacle Airlines Corp. Announces Completion of Sale of Convertible Notes

Memphis, Tenn. February 8, 2005. Pinnacle Airlines Corp. (NasdaqNM:PNCL - News) announced today that it had completed the private sale of $110 million principal amount of its 3.25% senior convertible notes due 2025. The Company has granted the initial purchasers a 30-day option to purchase up to an additional $11 million of notes.

Pinnacle Airlines intends to use the net proceeds from the offering, together with cash on hand, to purchase an outstanding $120 million note payable to Northwest Airlines Inc. at a discounted purchase price of $101.6 million and to repay $5 million of borrowings outstanding under a revolving line of credit with Northwest Airlines Inc., in each case, with accrued and unpaid interest.

Pinnacle Airlines has agreed to file a registration statement with the Securities and Exchange Commission for the resale of the notes and the shares of common stock issuable upon conversion of the notes within 90 days after the closing of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Pinnacle Airlines, Inc. operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis-St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 3,200 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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Contact:

     Contact:
     Philip Reed
     Vice-President, Marketing
     901-348-4257
     http://www.nwairlink.com